Exhibit 23.1

The Board of Directors
Tiptree Financial Inc.:
We consent to the use of our reports dated March 15, 2016, with respect to the consolidated balance sheets of Tiptree Financial, Inc and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows, for each of the years in the two-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated March 15, 2016, on the consolidated financial statements refers to Tiptree Financial Inc.’s adoption of ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis.

Our report dated March 15, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, expresses our opinion that Tiptree Financial Inc. did not maintain effective internal control over financial reporting as of December 31, 2015 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses related to ineffective process level controls over financial statement accounts at the Care Investment Trust LLC managed properties (“Care managed properties”) and Luxury Mortgage Corp. and Subsidiary (“Luxury”); insufficient knowledgeable resources with responsibilities for processes and internal controls over financial reporting at its Care Managed Properties and Luxury; inadequate monitoring activities over the Care Managed Properties and Luxury; and ineffective management review controls over income taxes, business combinations and the consolidated statement of cash flows have been identified and included in management’s assessment.
Our report dated March 15, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, also contains an explanatory paragraph that states Tiptree Financial Inc. acquired certain Care real estate properties and Reliance First Capital, LLC (“Reliance”) during 2015, and management excluded from its assessment of the effectiveness of Tiptree Financial Inc.’s internal control over financial reporting as of December 31, 2015, certain Care real estate properties and Reliance’s internal control over financial reporting associated with total assets of $28.5 million and $72.7 million, respectively and total revenues of $8.8 million and $22.9 million, respectively.
/s/ KPMG LLP
New York, New York
November 1, 2016